SUB-ITEM 77Q1: Exhibits

(e)  Copies of any new or amended Registrant investment advisory contracts

Investment Management Agreement with Hartford Funds Management Company, LLC with respect to all Funds, except The Hartford Floating Rate High Income Fund, The Hartford Healthcare Fund, The Hartford Municipal Opportunities Fund,
The Hartford Small Company Fund and Hartford Global Impact Fund, is filed herewith.

Sub-Advisory Agreement with Wellington Management Company LLP is filed herewith.

(g) Copies of any merger or consolidation agreement

Form of Agreement and Plan of Reorganization is filed herewith.